EXHIBIT 99.1

THOMASVILLE BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2007

THOMASVILLE BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2007

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets	2
Consolidated statements of income	3
Consolidated statements of comprehensive income	4
Consolidated statements of stockholders’ equity	5
Consolidated statements of cash flows	6
Notes to consolidated financial statements	7-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Thomasville Bancshares, Inc.

Thomasville, Georgia

We have audited the accompanying consolidated balance sheets of Thomasville Bancshares, Inc. and Subsidiary (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomasville Bancshares, Inc., and Subsidiary at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Francis & Co., CPAs

Atlanta, Georgia

March 7, 2008

THOMASVILLE BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

	2007	2006
Assets

Cash and due from banks	$7,378,479	$13,523,928
Interest-bearing deposits in banks	62,667	5,329
Federal funds sold	356,826	17,614,164
Securities available for sale, at fair value	15,248,444	13,413,548
Restricted equity securities, at cost	1,363,150	1,266,649
Other equity securities, at cost	290,000	290,000

Loans	277,258,448	242,460,338
Less allowance for loan losses	3,805,826	3,364,533

Loans, net	273,452,622	239,095,805

Premises and equipment, net	6,339,880	5,900,751
Goodwill	3,372,259	3,372,259
Accrued interest receivable	3,569,586	2,905,420
Other assets	1,733,306	1,872,295

Total Assets	$313,167,219	$299,260,148

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$28,814,382	$31,973,060
Interest-bearing	235,461,066	228,731,052

Total deposits	264,275,448	260,704,112

Federal funds purchased and securities sold under agreements to repurchase	3,989,326	—
Federal Home Loan Bank borrowings	9,716,667	7,341,667
Junior subordinated debentures	4,124,000	4,124,000
Accrued interest payable	808,404	551,731
Other liabilities	340,297	429,219

Total liabilities	283,254,142	273,150,729

Commitments and contingencies

Stockholders’ equity
Common stock, par value $1.00; 10,000,000 shares authorized; 2,962,867 and 2,957,698 issued and outstanding	2,962,867	2,957,698
Paid-in capital	8,705,047	8,298,041
Retained earnings	18,253,199	14,987,978
Accumulated other comprehensive loss	(8,036)	(134,298)

Total stockholders’ equity	29,913,077	26,109,419

Total Liabilities and Stockholders’ Equity	$313,167,219	$299,260,148

See Notes to Consolidated Financial Statements.

THOMASVILLE BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Interest income
Interest and fees on loans	$20,782,583	$18,396,291
Interest on taxable securities	644,561	527,803
Interest on federal funds sold	1,077,984	671,360
Interest on deposits in other banks	1,701	2,262

	22,506,829	19,597,716

Interest expense
Interest on deposits	10,645,562	8,200,979
Interest on other borrowings	696,919	794,633

	11,342,481	8,995,612

Net interest income	11,164,348	10,602,104
Provision for loan losses	595,000	720,000

Net interest income after provision for loan losses	10,569,348	9,882,104

Noninterest income
Service charges on deposit accounts	707,379	727,327
Other service charges, commissions and fees	228,994	191,887
Trust and investment services	2,562,212	2,230,079
Mortgage origination fees	235,379	197,265
Other	314,693	354,706

	4,048,657	3,701,264

Noninterest expense
Salaries and employee benefits	4,581,861	4,043,153
Equipment	573,402	549,357
Occupancy	343,394	339,680
Data processing	495,000	505,006
Advertising and marketing	408,778	390,891
Legal and accounting	361,829	266,712
Other operating	1,400,034	1,317,543

	8,164,298	7,412,342

Income before income taxes	6,453,707	6,171,026
Applicable income taxes	2,003,658	1,850,195

Net income	$4,450,049	$4,320,831

Basic earnings per share	$1.50	$1.46

Diluted earnings per share	$1.45	$1.42

See Notes to Consolidated Financial Statements.

THOMASVILLE BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Net income	$4,450,049	$4,320,831

Other comprehensive income:
Net unrealized holding gains arising during period, net of tax of $65,045 and $22,668	126,262	44,002

Total other comprehensive income	126,262	44,002

Comprehensive income	$4,576,311	$4,364,833

See Notes to Consolidated Financial Statements.

THOMASVILLE BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2007 AND 2006

			Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Common Stock
	Shares	Par Value
Balance, December 31, 2005	2,940,507	$2,940,507	$8,160,931	$11,553,880	$(178,300)	$22,477,018
Net income	—	—	—	4,320,831	—	4,320,831
Cash dividend declared, $0.30 per share	—	—	—	(886,733)	—	(886,733)
Other comprehensive income	—	—	—	—	44,002	44,002
Issuance of common stock	2,053	2,053	46,387	—	—	48,440
Exercise of stock options	400	400	3,600	—	—	4,000
Stock-based compensation	—	—	24,902	—	—	24,902
Issuance of restricted stock	14,738	14,738	62,221	—	—	76,959

Balance, December 31, 2006	2,957,698	2,957,698	8,298,041	14,987,978	(134,298)	26,109,419
Net income	—	—	—	4,450,049	—	4,450,049
Other comprehensive income	—	—	—	—	126,262	126,262
Cash dividend declared, $0.40 per share	—	—	—	(1,184,828)	—	(1,184,828)
Issuance of common stock	4,969	4,969	116,890	—	—	121,859
Exercise of stock options	200	200	1,800	—	—	2,000
Stock-based compensation	—	—	151,446	—	—	151,446
Issuance of restricted stock	—	—	136,870	—	—	136,870

Balance, December 31, 2007	2,962,867	$2,962,867	$8,705,047	$18,253,199	$(8,036)	$29,913,077

See Notes to Consolidated Financial Statements.

THOMASVILLE BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
OPERATING ACTIVITIES
Net income	$4,450,049	$4,320,831
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan loss	595,000	720,000
Provision for deferred taxes	(85,879)	(644,069)
Depreciation	364,768	360,868
Stock-based compensation	151,446	24,902
Increase in interest receivable	(664,166)	(866,000)
Increase in interest payable	256,673	244,853
Decrease in taxes payable	(205,928)	(109,650)
Gain on sale of fixed assets	(10,987)	—
Net other operating activities	276,829	151,902

Total adjustments	677,756	(117,194)

Net cash provided by operating activities	5,127,805	4,203,637

INVESTING ACTIVITIES
(Increase) decrease in interest-bearing deposits in banks	(57,338)	42,076
Purchases of securities available for sale	(9,527,155)	(2,975,150)
Proceeds from maturities of securities available for sale	7,883,566	—
Decrease in federal funds sold	17,257,338	307,117
Increase in loans, net	(34,951,817)	(15,457,473)
Net change in restricted equity securities	(96,501)	77,851
Proceeds from sale of fixed assets	185,779	—
Purchase of premises and equipment	(978,689)	(631,524)

Net cash used in investing activities	(20,284,817)	(18,637,103)

FINANCING ACTIVITIES
Increase in deposits	3,571,336	22,826,740
Repayment of other borrowings	(2,500,000)	(4,725,596)
Proceeds from other borrowings	4,875,000	1,000,000
Increase in federal funds purchased and securities sold under agreements to repurchase	3,989,326	—
Issuance of common stock, net	121,859	48,440
Issuance of restricted stock	136,870	76,959
Proceeds from exercise of stock options	2,000	4,000
Dividends paid	(1,184,828)	(886,733)

Net cash provided by financing activities	9,011,563	18,343,810

Net increase (decrease) in cash and due from banks	(6,145,449)	3,910,344
Cash and due from banks at beginning of year	13,523,928	9,613,584

Cash and due from banks at end of year	$7,378,479	$13,523,928

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$11,085,808	$8,750,759
Cash paid for income taxes	$2,242,557	$2,485,020

See Notes to Consolidated Financial Statements.

THOMASVILLE BANCSHARES, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Thomasville Bancshares, Inc. and Subsidiary (the “Company”) is a one-bank holding company whose principal activity is the ownership and management of its wholly-owned commercial bank subsidiary, Thomasville National Bank (the “Bank”). The Bank has two locations in Thomasville, Thomas County, Georgia. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Thomas County, Georgia and surrounding counties. The Bank also offers trust and investment services through TNB Financial Services, a division of the Bank.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from interest-bearing deposits at other financial institutions, loans, federal funds sold, restricted equity securities, deposits, federal funds purchased and securities sold under agreements to repurchase are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $408,000 and $7,645,000 at December 31, 2007 and 2006, respectively.

Interest-Bearing Deposits in Other Banks

Interest-bearing deposits in other banks are primarily overnight funds or funds which mature within one year and are carried at costs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of specific securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans are reported at their outstanding principal balances less unearned income and the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows, or collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation computed principally by the straight-line method over the estimated useful lives of the assets. Expenditures for major improvements of the Company’s premises and equipment are capitalized and depreciated over their estimated useful lives. Repairs and maintenance are expensed in the period incurred. When assets are sold or disposed of, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the Company’s income statement. The estimated useful lives of the Company’s premises and equipment follows:

Building	39 years
Furniture and equipment	3-7 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

Goodwill represents the excess of cost over the fair value of the net assets purchased in business combinations. Goodwill is required to be tested annually for impairment or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment, the amount by which the carrying amount exceeds the fair value is charged to earnings. The Company performed its annual test of impairment in the fourth quarter and determined that there was no impairment in the carrying value of goodwill assigned to its subsidiary bank as of November 1, 2007.

Foreclosed Assets

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed. The Company had no foreclosed assets at December 31, 2007 and 2006.

Trust and Money Management

Property and funds held by the Company and its subsidiary in a fiduciary or other capacity for the benefit of its customers are not included in the accompanying consolidated financial statements since such items are not assets of the Company. Income earned from fees charged against trust assets, including money management services, are recognized in the Company’s consolidated income statements.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

At December 31, 2007, the Company had options outstanding under three stock-based employee compensation plans, which are described in more detail in Note 10. Prior to January 1, 2006, the Company accounted for its stock option plans under the recognition and measurement provision of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB No. 123, Accounting for Stock-Based Compensation. Effective January 1, 2006, the Company adopted FASB No. 123R, Share-Based Payment, utilizing the “modified prospective” method as described in FASB No. 123R. In the “modified prospective” method, compensation cost is recognized for all stock-based payments granted after the effective date and for all unvested awards granted prior to the effective date. In accordance with FASB No. 123R, prior period amounts were not restated.

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and restricted stock.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. The Statement provides guidance for using fair value to measure assets and liabilities. It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement. Under the Statement, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the Statement establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the Statement, fair value measurements would be separately disclosed by level within the fair value hierarchy. Statement No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is not expected to have a material impact on the Company’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115. The Statement permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument (with a few exceptions), is irrevocable (unless a new election date occurs) and is applied only to entire instruments and not to portions of instruments. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Statement No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007 and is not expected to have a material impact on the Company’s financial condition or results of operations.

In December 2007, the FASB issued Statement No. 141 (Revised 2007), Business Combinations. The Statement will significantly change the accounting for business combinations, as an acquiring entity will be required to recognize all the assets and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. The Statement changes the accounting treatment for several specific items, such as acquisition costs, noncontrolling interests (formerly referred to as minority interests), contingent liabilities, restructuring costs and changes in deferred tax asset valuation allowances. The Statement also includes a substantial number of new disclosure requirements. Statement No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently evaluating the impact the adoption of this statement will have on the accounting for future acquisitions and business combinations.

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51. The Statement establishes new accounting and reporting standards for the noncontrolling interest (formerly referred to as minority interests) in a subsidiary and for the deconsolidation of a subsidiary. Statement No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and early adoption is prohibited. The Company currently does not have any noncontrolling interests and is evaluating the impact the adoption of this statement will have on the accounting for future business combinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES

The amortized cost and fair value of securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007:
U. S. Government sponsored agencies	$15,260,619	$16,837	$(29,012)	$15,248,444

December 31, 2006:
U. S. Government sponsored agencies	$13,617,030	$—	$(203,482)	$13,413,548

The amortized cost and fair value of securities available for sale as of December 31, 2007 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized Cost	Fair Value
Due within one year	$5,184,222	$5,161,447
Due from one to five years	10,076,397	10,086,997

Total	$15,260,619	$15,248,444

Securities with a carrying value of $11,209,000 and $11,760,000 at December 31, 2007 and 2006, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities during the years ended December 31, 2007 and 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2007 and 2006.

	Less Than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2007:
U. S. Government sponsored agencies	$—	$—	$7,705,214	$(29,012)	$7,705,214	$(29,012)

Total temporarily impaired securities	$—	$—	$7,705,214	$(29,012)	$7,705,214	$(29,012)

December 31, 2006:
U. S. Government sponsored agencies	$1,723,379	$(1,005)	$11,690,169	$(202,477)	$13,413,548	$(203,482)

Total temporarily impaired securities	$1,723,379	$(1,005)	$11,690,169	$(202,477)	$13,413,548	$(203,482)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. At December 31, 2007, eight debt securities, in the aggregate, have unrealized losses less than 1% from the Company’s amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and industry analysts’ reports. As management has the intent and ability to hold the securities until maturity, or for the foreseeable future and due to the fact that the unrealized losses related primarily to changes in interest rates and do not affect the expected cash flows of the underlying collateral or issuer, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2007	2006
Commercial, financial and agricultural	$51,405,898	$38,505,895
Real estate - construction	15,117,970	12,181,967
Real estate - farmland	28,914,942	17,857,951
Real estate - residential	98,749,803	101,689,722
Real estate - commercial	60,152,880	51,744,859
State and political subdivisions	12,644,975	10,314,972
Consumer	9,543,981	9,866,973
Other	727,999	297,999

Total loans	277,258,448	242,460,338
Allowance for loan losses	(3,805,826)	(3,364,533)

Loans, net	$273,452,622	$239,095,805

Changes in the allowance for loan losses for the years ended December 31, 2007 and 2006 are as follows:

	Years Ended December 31,
	2007	2006
Balance, beginning of year	$3,364,533	$2,712,746
Provision for loan losses	595,000	720,000
Loans charged off	(165,494)	(90,813)
Recoveries of loans previously charged off	11,787	22,600

Balance, end of year	$3,805,826	$3,364,533

The following is a summary of information pertaining to impaired loans:

	As of and for the Years Ended December 31,
	2007	2006
Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	262,800	197,000

Total impaired loans	$262,800	$197,000

Valuation allowance related to impaired loans	$26,300	$19,700

Average investment in impaired loans	$118,900	$380,000

Foregone interest	$850	$4,230

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

There was no significant amount of interest income recognized on impaired loans for the years ended December 31, 2007 and 2006.

Loans on nonaccrual status amounted to approximately $262,800 and $197,000 at December 31, 2007 and 2006, respectively. Loans past due ninety days or more and still accruing interest amounted to $200,991 and $19,308 at December 31, 2007 and 2006, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2007 are as follows:

Balance, beginning of year	$21,791,170
Advances	8,149,818
Repayments	(1,482,783)

Balance, end of year	$28,458,205

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31
	2007	2006
Land	$2,117,254	$2,079,107
Buildings	4,307,892	3,542,748
Furniture and equipment	2,587,362	2,426,716
Construction in progress; estimated cost to complete, $4,700	2,338	267,832

	9,014,846	8,316,403
Accumulated depreciation	(2,674,966)	(2,415,652)

Total premises and equipment	$6,339,880	$5,900,751

Depreciation expense was $364,768 and $360,868 for the years ended December 31, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2007 and 2006 was $47,141,000 and $37,856,000, respectively. The scheduled maturities of time deposits at December 31, 2007 are as follows:

Due within one year	$45,450,308
Due from one to five years	25,796,852
Due from five to ten years	917,853
Due after 10 years	96,688

Total time deposits	$72,261,701

At December 31, 2007 and 2006, the Company held brokered time deposits in the amount of $14,025,000 and $19,100,000, respectively.

At December 31, 2007 and 2006, overdraft deposit accounts reclassified to loans totaled $517,907 and $131,850, respectively.

NOTE 6.	FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Federal funds purchased represent unsecured borrowings from other banks and generally mature daily. Federal funds purchased at December 31, 2007 were $1,777,000. There were no federal funds purchased at December 31, 2006.

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one day to 90 days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a weekly basis. Securities sold under agreements to repurchase at December 31, 2007 were $2,212,326. These were no securities sold under agreements to repurchase at December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2007	2006
Federal Home Loan Bank advance with interest payable monthly at a variable rate of 4.40% maturing December 2008.	$3,000,000	$—
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 5.13% maturing January 2007.	—	1,000,000
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 3.81% maturing November 2007.	—	1,000,000
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 5.26% maturing April 2009.	1,000,000	1,000,000
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 2.17% maturing October 2005. monthly at a fixed rate of 5.12% maturing March 2017.	925,000	—
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 2.17% maturing October 2005. monthly at a fixed rate of 5.23% maturing March 2022.	950,000	—
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 2.17% maturing October 2005. monthly at a fixed rate of 4.08% maturing March 2013.	1,575,000	1,875,000
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 2.17% maturing October 2005. monthly at a fixed rate of 4.36% maturing April 2014.	1,266,667	1,466,667
Federal Home Loan Bank advance with interest payable quarterly at a variable rate of 5.15% maturing September 2011.	1,000,000	1,000,000

Total other borrowings	$9,716,667	$7,341,667

Contractual maturities of other borrowings as of December 31, 2007 are as follows:

2008	$3,666,667
2009	1,666,667
2010	666,667
2011 and beyond	3,716,666

Total	$9,716,667

Advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $52,127,000.

The Company and the Bank have available unused lines of credit with various financial institutions totaling approximately $37,994,000 at December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	JUNIOR SUBORDINATED DEBENTURES

On March 30, 2005, the Company formed a wholly-owned Delaware statutory business trust, Thomasville Capital Trust I (“Trust I”), which issued $4,000,000 of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures (the “Trust Preferred Securities”). These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of Trust I are owned by the Company. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by Thomasville Capital Trust I to purchase $4,124,000 of junior subordinated debentures of the Company, which carry a floating rate based on three-month LIBOR plus 190 basis points, 6.73% at December 31, 2007. The debentures represent the sole asset of Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 190 basis points per annum, 6.73% at December 31, 2007, of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the Trust Preferred Securities, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption by Trust I and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of Trust I. The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures in March 2035, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by Trust I in whole or in part, on or after March 30, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, plus any unpaid accrued interest.

NOTE 9.	OTHER COMPENSATION AND BENEFIT PLANS

The Company has a profit sharing plan, as well as a savings plan, administered under the provisions of the Internal Revenue Code Section 401(k). During the calendar years 2007 and 2006, the Company contributed $509,000 and $458,000, respectively, to the above plans.

NOTE 10.	STOCK-BASED COMPENSATION PLANS

The Company has three stock option plans under which it has granted options to its employees to purchase common stock at the fair market price on the date of grant. The plans provide for “incentive stock options” and “non-qualified stock options”. The incentive stock options are intended to qualify under Section 422 of the Internal Revenue Code for favorable tax treatment. It is the Company’s policy to issue new shares for stock option exercises.

Under the plans, the Board of Directors can grant stock options to employees of the Company to purchase up to 139,200 shares of its common stock. On December 31, 2007, there were no additional shares available for grant under these plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	STOCK-BASED COMPENSATION PLANS (Continued)

Prior to January 1, 2006, the Company accounted for its stock option plans under the recognition and measurement provision of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB No. 123, Accounting for Stock-Based Compensation. Effective January 1, 2006, the Company adopted FASB No. 123R, Share-Based Payment, utilizing the “modified prospective” method as described in FASB No. 123R. In the “modified prospective” method, compensation cost is recognized for all stock-based payments granted after the effective date and for all unvested awards granted prior to the effective date. In accordance with FASB No. 123R, prior period amounts were not restated. FASB No. 123R also requires the tax benefits associated with these stock-based payments to be classified as financing activities in the Consolidated Statements of Cash Flows, rather than as operating cash flows as required under previous regulations.

At December 31, 2007, there was approximately $575,000 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 3.9 years.

Other pertinent information related to the options is as follows:

	2007		2006
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option, beginning of the year	138,064	$20.76	36,464	$12.19
Granted	—	—	102,000	23.75
Exercised	(200)	10.00	(400)	10.00
Forfeited	—	—	—	—

Under option, end of year	137,864	$20.78	138,064	$20.76

Exercisable at end of year	45,464		21,664

Weighted-average fair value per option of options granted during the year	N/A		$6.76

Total grant date fair value of options vested during the year	$151,530		$13,626

Total intrinsic value of options exercised during the year	$2,002		$5,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	STOCK-BASED COMPENSATION PLANS (Continued)

The following table presents information on stock options outstanding for the periods shown, less estimated forfeitures:

	Years Ended December 31,
	2007	2006
Stock options expected to vest:
Number	137,864	138,064
Weighted average exercise price	$20.78	$20.76
Aggregate intrinsic value	$134,152	$302,179
Weighted average contractual term of options	8.10 years	9.09 years

Stock options vested and currently exercisable:
Number	45,464	21,664
Weighted average exercise price	$16.49	$9.61
Aggregate intrinsic value	$239,302	$289,999
Weighted average contractual term of options	6.51 years	4.88 years

A further summary about options outstanding at December 31, 2007 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Contractual Term in Years	Weighted- Average Exercise Price	Number Outstanding	Weighted- Average Exercise Price
$10.00	5,264	2.0	$10.00	5,264	$10.00
7.50	5,800	3.0	7.50	5,800	7.50
7.50	6,800	4.0	7.50	6,800	7.50
13.25	9,000	7.9	13.25	3,600	13.25
19.50	9,000	8.0	19.50	3,600	19.50
23.75	102,000	9.0	23.75	20,400	23.75

	137,864	8.1	$20.78	45,464	$16.49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	STOCK-BASED COMPENSATION PLANS (Continued)

The fair value of the options granted in 2007 and 2006 was based upon the discounted value of future cash flows of the options using the following assumptions:

	2007	2006
Risk-free interest rate	—	4.4%
Expected life of the options	—	7.5 years
Expected dividends (as a percent of the fair value of the stock)	—	0.69%
Expected volatility	—	15.57%

Restricted Stock

In March 1996, the Board of Directors of the Company approved a deferred compensation plan (the “Plan”) for the Company’s and Bank’s directors and certain officers which grants to each person restricted shares of the Company’s common stock for attending Board/Committee meetings and for bonuses. Shares of restricted stock granted pursuant to the Plan shall not vest until the earlier to occur of: (a) the retirement of a director from the Company’s Board of Directors or (b) a change in control of the Company. On several occasions, shares of restricted stock have been awarded to executive officers of the Company and its subsidiary. These shares vest only upon the directors’ or officers’ retirement, resignation or upon a change in control. For the years ended December 31, 2007 and 2006, 7,058 and 7,262 shares of restricted stock, respectively, were awarded. For the year ended December 31, 2007, 2,420 shares of restricted stock were forfeited. There were no shares of restricted stock forfeited during 2006. At December 31, 2007 and 2006, 97,436 and 92,798 shares of restricted stock, respectively, were outstanding.

NOTE 11.	INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2007	2006
Current	$2,089,537	$2,494,264
Deferred	(85,879)	(216,574)
Change in valuation allowance	—	(427,495)

Total income tax expense	$2,003,658	$1,850,195

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	INCOME TAXES (Continued)

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2007	2006
Tax provision at statutory federal rate	$2,194,260	$2,098,149
Tax-exempt income	(236,381)	(180,503)
State income taxes, net of federal tax benefit	80,877	127,763
Change in valuation allowance	—	(427,495)
Stock-based compensation	51,492	8,538
Amortization of state tax credits	52,908	52,908
Other	(139,498)	170,835

Income tax expense	$2,003,658	$1,850,195

The components of deferred income taxes are as follows:

	Years Ended December 31,
	2007	2006
Deferred tax assets:
Loan loss reserves	$1,293,981	$1,143,942
Deferred compensation	93,388	46,852
Nonaccrual interest	288	1,438
Securities available for sale	4,140	69,184

	1,391,797	1,261,416

Deferred tax liabilities:
Depreciation	125,597	93,508
Goodwill	410,718	333,261

	536,315	426,769

Net deferred tax assets	$855,482	$834,647

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2007	2006
Net income	$4,450,049	$4,320,831

Weighted average number of common shares outstanding	2,959,966	2,950,272
Effect of dilutive options	110,478	96,317

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	3,070,444	3,046,589

At December 31, 2007 and 2006, potential common shares of 102,000 were not included in the calculation of diluted earnings per share because the exercise of such shares would be antidilutive.

NOTE 13.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2007	2006
Commitments to extend credit	$14,012,000	$46,386,000
Financial standby letters of credit	2,869,000	6,584,000

Total	$16,881,000	$52,970,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

At December 31, 2007 and 2006, the carrying amount of liabilities related to the Company’s obligation to perform under standby letters of credit was insignificant. The Company has not been required to perform on any standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2007 and 2006

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTE 14.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, commercial real estate, residential real estate, construction and development and consumer loans to customers in Thomas and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual obligations is dependent on the local economy.

Seventy-three percent of the Company’s loan portfolio is concentrated in loans secured by real estate primarily in the Company’s market area. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in market conditions in the Company’s market areas. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s capital, or approximately $8,350,000.

NOTE 15.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2007 approximately $9,514,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, as defined and of Tier I capital to average assets. Management believes, as of December 31, 2007, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized Thomasville National Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s categories. Prompt corrective action provisions are not applicable to bank holding companies.

The Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total Capital to Risk Weighted Assets:
Thomasville National Bank	$33,267	13.4%	$19,874	8.0%	$24,842	10.0%
Tier I Capital to Risk Weighted Assets:
Thomasville National Bank	$30,153	12.1%	$9,937	4.0%	$14,905	6.0%
Tier I Capital to Average Assets:
Thomasville National Bank	$30,153	9.0%	$13,559	4.0%	$16,949	5.0%

As of December 31, 2006:
Total Capital to Risk Weighted Assets:
Thomasville National Bank	$29,240	13.3%	$17,605	8.0%	$22,006	10.0%
Tier I Capital to Risk Weighted Assets:
Thomasville National Bank	$26,482	12.0%	$8,802	4.0%	$13,203	6.0%
Tier I Capital to Average Assets:
Thomasville National Bank	$26,482	9.0%	$11,836	4.0%	$14,795	5.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-Bearing Deposits in Banks and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximates fair value.

Securities: Fair value of securities is based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase: The carrying amount of federal funds purchased and securities sold under agreements to repurchase approximates fair value.

Federal Home Loan Bank Borrowings and Junior Subordinated Debentures: The carrying amount of variable rate borrowings approximates fair value. The fair value of fixed rate Federal Home Loan Bank borrowings is estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements. The carrying amount of the variable rate junior subordinated debentures approximates fair value.

Accrued Interest: The carrying amount of accrued interest approximates fair value.

Off-Balance-Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance-sheet financial instruments is based on fees charged to enter into such agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest-bearing deposits in banks and federal funds sold	$7,797,972	$7,797,972	$31,143,421	$31,143,421
Securities	16,901,594	16,901,594	14,970,197	14,970,197
Loans, net	273,452,622	275,397,000	239,095,805	237,250,000
Accrued interest receivable	3,569,586	3,569,586	2,905,420	2,905,420

Financial liabilities:
Deposits	264,275,448	264,914,808	260,704,112	260,367,207
Federal funds purchased and securities sold under agreements to repurchase	3,989,326	3,989,326	—	—
Federal Home Loan Bank borrowings	9,716,667	9,793,421	7,341,667	6,945,313
Junior subordinated debentures	4,124,000	4,124,000	4,124,000	4,124,000
Accrued interest payable	808,404	808,404	551,731	551,731

NOTE 17.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2007 and 2006 and statements of income and cash flows of Thomasville Bancshares, Inc. for the years ended December 31, 2007 and 2006.

CONDENSED BALANCE SHEETS

	2007	2006
Assets
Cash	$299,670	$36,880
Investment in subsidiaries	33,640,730	29,844,596
Other equity securities, at cost	290,000	290,000
Other assets	—	165,971

Total assets	$34,230,400	$30,337,447

Liabilities
Junior subordinated debentures	$4,124,000	$4,124,000
Other liabilities	193,323	104,028

	4,317,323	4,228,028

Stockholders’ equity	29,913,077	26,109,419

Total liabilities and stockholders’ equity	$34,230,400	$30,337,447

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Income
Dividends from subsidiary	$1,184,828	$886,733
Other income	21,369	19,475

	1,206,197	906,208

Expenses
Interest expense	302,125	292,621
Other	125,861	106,755

Total expenses	427,986	399,376

Income before income tax benefit and equity in undistributed income of subsidiary	778,211	506,832

Income tax benefit	153,442	178,174

Income before equity in undistributed income of subsidiary	931,653	685,006

Equity in undistributed income of subsidiary	3,518,396	3,635,825

Net income	$4,450,049	$4,320,831

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2006	2007
OPERATING ACTIVITIES
Net income	$4,450,049	$4,320,831
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiary	(3,518,396)	(3,635,825)
Stock-based compensation	—	24,902
Other operating activities	255,236	(152,045)

Net cash provided by operating activities	1,186,889	557,863

FINANCING ACTIVITIES
Dividends paid	(1,184,828)	(886,733)
Issuance of common stock, net	121,859	48,440
Exercise of stock options	2,000	4,000
Issuance of restricted stock	136,870	76,959

Net cash used in financing activities	(924,099)	(757,334)

Net increase (decrease) in cash	262,790	(199,471)
Cash at beginning of period	36,880	236,351

Cash at end of year	$299,670	$36,880